Date: November 6, 2024
XENIA HOTELS & RESORTS REPORTS THIRD QUARTER 2024 RESULTS
Orlando, FL – November 6, 2024 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended September 30, 2024.
Third Quarter 2024 Highlights
•Net Loss: Net loss attributable to common stockholders was $7.1 million, or $0.07 per share
•Adjusted EBITDAre: $44.3 million, decreased 4.4% compared to the third quarter of 2023
•Adjusted FFO per Diluted Share: $0.25, decreased 3.8% compared to the third quarter of 2023
•Same-Property Occupancy: 67.0%, increased 320 basis points compared to the third quarter of 2023
•Same-Property ADR: $240.72, decreased 3.3% compared to the third quarter of 2023
•Same-Property RevPAR: $161.20, increased 1.5% compared to the third quarter of 2023. Excluding Grand Hyatt Scottsdale Resort, which underwent a transformative renovation, RevPAR was $168.48, an increase of 1.1% compared to the third quarter of 2023.
•Same-Property Hotel EBITDA: $48.1 million, decreased 6.3% compared to the third quarter of 2023. Excluding Grand Hyatt Scottsdale Resort, Same-Property Hotel EBITDA was $52.2 million, a decrease of 3.4% compared to the third quarter of 2023.
•Same-Property Hotel EBITDA Margin: 20.3%, decreased 200 basis points compared to the third quarter of 2023. Excluding Grand Hyatt Scottsdale Resort, Hotel EBITDA Margin was 22.3%, a decrease of 144 basis points compared to the third quarter of 2023.
•Transaction Activity: Sold the 107-room Lorien Hotel & Spa in Alexandria, VA for $30.0 million.
•Dividends: The Company declared its third quarter dividend of $0.12 per share to common stockholders of record on September 30, 2024.
•Capital Markets Activities: The Company repurchased a total of 146,863 shares of common stock at a weighted-average price of $12.78 per share for a total consideration of approximately $1.9 million.
Year-to-Date 2024 Highlights
•Net Income: Net income attributable to common stockholders was $16.8 million, or $0.16 per share
•Adjusted EBITDAre: $178.0 million, decreased 7.5% compared to the same period in 2023
•Adjusted FFO per Diluted Share: $1.20, increased 6.2% compared to the same period in 2023

•Same-Property Occupancy: 68.5%, increased 230 basis points compared to the same period in 2023
•Same-Property ADR: $255.15, decreased 2.8% compared to the same period in 2023
•Same-Property RevPAR: $174.66, increased 0.5% compared to the same period in 2023. Excluding Grand Hyatt Scottsdale Resort, RevPAR was $179.40, an increase of 3.3% compared to the same period in 2023.

•Same-Property Hotel EBITDA: $192.5 million, decreased 7.0% compared to the same period in 2023. Excluding Grand Hyatt Scottsdale Resort, Same-Property Hotel EBITDA was $193.7 million, an increase of 1.8% compared to the same period in 2023.
•Same-Property Hotel EBITDA Margin: 24.9%, decreased 210 basis points compared to the same period in 2023. Excluding Grand Hyatt Scottsdale Resort, Hotel EBITDA Margin was 25.9%, a decrease of 63 basis points compared to the same period in 2023.
•Capital Markets Activities: The Company repurchased a total of 614,970 shares of common stock at a weighted-average price of $13.34 per share for a total consideration of approximately $8.2 million.

“Our third quarter Adjusted EBITDARe came in modestly below our expectations, as greater renovation impact at the now newly branded Grand Hyatt Scottsdale Resort, softer leisure demand, impact from multiple hurricanes and continued expense pressures weighed on our results,” said Marcel Verbaas, Chair and Chief Executive Officer of Xenia. “While our portfolio experienced a meaningful occupancy increase compared to the third quarter of last year, a 3.3% decrease in ADR negatively impacted Hotel EBITDA Margin.”
“Based on preliminary October results, we estimate that RevPAR increased by approximately 4% as compared to last year, which represents an acceleration from our RevPAR growth in the third quarter,” continued Mr. Verbaas. “However, the negative impact of Hurricane Milton on demand at a number of our hotels and resorts in the Southeast as well as on-going renovation disruption in Scottsdale muted the growth we had previously projected for the month. Although recent results have trended below our prior expectations, we continue to be optimistic about our portfolio’s growth potential in 2025 and beyond due to the unique growth drivers embedded in our portfolio and strong group revenue pace at many of our hotels and resorts.”
“We are thrilled to now have completed the majority of the major components of the transformative renovation and upbranding of Hyatt Regency Scottsdale which was officially relaunched as Grand Hyatt Scottsdale Resort on November 1,” said Mr. Verbaas. "As a result of more significant demand displacement during the third quarter and an approximate one-month delay in the opening of the signature restaurants and bars at the resort, we estimate that renovation disruption is approximately $3 million greater than our previous estimate. However, we expect financial results at the resort to ramp up gradually over the next few quarters, as its high-quality rooms, upgraded and expanded food and beverage offerings, spectacular pool complex, refreshed meeting spaces and fully renovated spa have significantly improved the resort’s competitive positioning in the luxury Phoenix/Scottsdale resort market. As a result, we continue to expect that Grand Hyatt Scottsdale Resort will be a significant driver of the Company’s expected earnings growth in the years ahead.”

Operating Results
The Company’s results include the following:

	Three Months Ended September 30,
	2024	2023	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income (loss) attributable to common stockholders	$(7,091)	$(8,529)	(16.9)%
Net income (loss) per share available to common stockholders - basic and diluted	$(0.07)	$(0.08)	(12.5)%

Same-Property Number of Hotels(1)	31	31	—
Same-Property Number of Rooms(1)(5)	9,408	9,404	4
Same-Property Occupancy(1)	67.0%	63.8%	320	bps
Same-Property Average Daily Rate(1)	$240.72	$248.87	(3.3)%
Same-Property RevPAR(1)	$161.20	$158.82	1.5%
Same-Property Hotel EBITDA(1)(2)	$48,112	$51,341	(6.3)%
Same-Property Hotel EBITDA Margin(1)(2)	20.3%	22.3%	(200)	bps

Total Portfolio Number of Hotels(3)	31	32	(1)
Total Portfolio Number of Rooms(3)(5)	9,408	9,511	(103)
Total Portfolio RevPAR(4)	$160.96	$158.48	1.6%

Adjusted EBITDAre(2)	$44,291	$46,330	(4.4)%
Adjusted FFO(2)	$26,114	$28,708	(9.0)%
Adjusted FFO per diluted share(2)	$0.25	$0.26	(3.8)%
1."Same-Property” includes all hotels owned as of September 30, 2024 and also includes renovation disruption for multiple capital projects during the periods presented.
2.EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, and Same-Property Hotel EBITDA and Hotel EBITDA Margin are non-GAAP financial measures. See definitions and tables later in this press release for how we define these non-GAAP financial measures and for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, Same-Property Hotel EBITDA and Hotel EBITDA Margin.
3.As of end of periods presented.
4.Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
5.Three rooms were added at Marriott Woodlands Waterway Hotel & Convention Center in November 2023, and one room was added at Grand Bohemian Hotel Orlando, Autograph Collection in March 2024.

	Nine Months Ended September 30,
	2024	2023	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$16,781	$11,543	45.4%
Net income per share available to common stockholders - basic and diluted	$0.16	$0.10	60.0%

Same-Property Number of Hotels(1)	31	31	—
Same-Property Number of Rooms(1)(5)	9,408	9,404	4
Same-Property Occupancy(1)	68.5%	66.2%	230	bps
Same-Property Average Daily Rate(1)	$255.15	$262.55	(2.8)%
Same-Property RevPAR(1)	$174.66	$173.73	0.5%
Same-Property Hotel EBITDA(1)(2)	$192,483	$206,864	(7.0)%
Same-Property Hotel EBITDA Margin(1)(2)	24.9%	27.0%	(210)	bps

Total Portfolio Number of Hotels(3)	31	32	(1)
Total Portfolio Number of Rooms(3)(5)	9,408	9,511	(103)
Total Portfolio RevPAR(4)	$174.50	$173.43	0.6%

Adjusted EBITDAre(2)	$177,959	$192,298	(7.5)%
Adjusted FFO(2)	$125,312	$126,166	(0.7)%
Adjusted FFO per diluted share(2)	$1.20	$1.13	6.2%
1."Same-Property” includes all hotels owned as of September 30, 2024 and also includes renovation disruption for multiple capital projects during the periods presented.
2.EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, and Same-Property Hotel EBITDA and Hotel EBITDA Margin are non-GAAP financial measures. See definitions and tables later in this press release for how we define these non-GAAP financial measures and for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, Same-Property Hotel EBITDA and Hotel EBITDA Margin.
3.As of end of periods presented.
4.Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
5.Three rooms were added at Marriott Woodlands Waterway Hotel & Convention Center in November 2023, and one room was added at Grand Bohemian Hotel Orlando, Autograph Collection in March 2024.

Transactions
In July, the Company sold the 107-room Lorien Hotel & Spa in Alexandria, VA, for $30.0 million, or approximately $280,000 per key. The sale price represented a 21.3x multiple and a 3.1% capitalization rate on Hotel EBITDA and Net Operating Income, respectively, for the trailing twelve months ended May 31, 2024. Proceeds will be utilized for general corporate purposes, which may include share repurchases, debt repayment, capital expenditures and acquisitions consistent with the Company's long-term strategy.
Liquidity and Balance Sheet
As of September 30, 2024, the Company had total outstanding debt of approximately $1.4 billion with a weighted-average interest rate of 5.50%. The Company had approximately $161 million of cash and cash equivalents, including hotel working capital, and full availability on its revolving line of credit, resulting in total liquidity of approximately $611 million as of September 30, 2024. In addition, the Company held approximately $63 million of restricted cash and escrows at the end of the third quarter.

Corporate Credit Facility
Subsequent to the end of the third quarter, the Company upsized and extended its corporate credit facility. The amended credit facility is comprised of a $500 million revolving line of credit (currently undrawn) and a $325 million term loan (of which, $225 million continues to be outstanding and $100 million is available to be drawn within 90 days of close). The sizing of the revolving line of credit and term loan represent a $50 million and a $100 million increase to prior levels, respectively. The amended credit facility matures in November 2028 and can be extended to November 2029.
Capital Markets
In the quarter, the Company repurchased a total of 146,863 shares of common stock at a weighted-average price of $12.78 per share for a total consideration of approximately $1.9 million. The Company currently has $125.5 million in capacity remaining under its repurchase authorization. The Company did not issue any shares of its common stock through its At-The-Market ("ATM") program in the quarter and had $200 million of remaining availability as of September 30, 2024.
Capital Expenditures
During the three and nine months ended September 30, 2024, the Company invested $46.9 million and $116.2 million in portfolio improvements, respectively.
Grand Hyatt Scottsdale Resort
Subsequent to the end of the third quarter, the Company completed most components of the transformative renovation of the former Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch. On November 1, the property was upbranded to Grand Hyatt Scottsdale Resort.
The status of each component of the transformative renovation, is as follows:

•Pool complex, pool bars, and amenities – Full renovation, including significant redesign of the pool, pool deck, and pool bars. The adult pool and H2Oasis pool bar were completed in mid-January and the remainder of the pool complex was completed in early April.

•Guest rooms and corridors – Full renovation of all guest rooms including new case goods, soft goods, and fan coil units. Guest rooms were completed on a continual phased basis with all 496 rooms, including the addition of five guest rooms, fully completed in early November.

•Arizona Ballroom expansion and meeting space renovation – Renovation of existing ballrooms, meeting rooms, and pre-function spaces, all completed in October. Expansion of the Arizona Ballroom by approximately 12,000 square feet is expected to be completed by the end of 2024 and available for groups in early January.

•Public spaces and food and beverage outlets – Major renovation of all areas, including lobby, lobby bar, hotel market, and significant expansion of outdoor dining space. Reconcepting and redesign of all food & beverage venues, including La Zozonna, an upscale modern-Italian steak and seafood concept, Tiki Taka, a global small plate concept, including a sushi bar, Mesa Central, an innovative, three-meal southwestern grill, and Grand Vista Lounge, a reinvention of the hotel’s renowned lobby bar. All of these outlets were designed and concepted in collaboration with celebrity chef Richard Blais and were completed in early November.

•Building façade, infrastructure, and grounds – Redesign of several elements of the building façade, replacement of all exterior lighting, redesign of existing solar panels, and new exterior signage, all expected to be completed by the end of 2024 with the exception of certain exterior projects to be completed in early 2025.

Other significant capital expenditure projects either recently completed or expected to be completed:
•Westin Oaks Houston at the Galleria – Renovation of the lobby and restaurant, relocation of the fitness facility, Heavenly Bed upgrades, and addition of a concierge lounge completed at the end of October.

•Westin Galleria Houston – Renovation of the lobby and Heavenly Bed upgrades completed in early October.

•Marriott Woodlands Waterway Hotel & Convention Center – Renovation of the lobby, restaurant, and bar and addition of an M Club, all expected to be completed by January 2025.

The Company is also continuing to make select upgrades to guestrooms at Hyatt Regency Santa Clara, Marriott San Francisco Airport Waterfront, and Renaissance Atlanta Waverly Hotel & Convention Center.
Additionally, the Company is making significant infrastructure upgrades at Andaz San Diego, Fairmont Dallas, Marriott San Francisco Airport Waterfront, Hyatt Regency Santa Clara, Renaissance Atlanta Waverly Hotel & Convention Center, and The Ritz-Carlton, Denver.
Hurricane Update
Hurricanes Debby, Francine, and Helene impacted several of the Company’s properties in August and/or September while Hurricane Milton impacted our hotels in Orlando in October. While no hurricane caused significant damage to any single property, the Company estimates that lost revenues and higher operating expenses from repair and cleanup will result in an approximate $2 million impact to Hotel EBITDA over the third and fourth quarters. Due to named wind storm deductible amounts, the Company does not anticipate any insurance recoveries from these hurricanes.
Current Full Year 2024 Outlook and Guidance
The Company has updated its full year 2024 outlook. The range below reflects the Company's limited visibility in forecasting due to macroeconomic uncertainty and is based on the current economic environment and does not take into account any unanticipated impacts to the business or operations. Furthermore, this guidance assumes no additional acquisitions, dispositions, equity issuances, or share and/or senior note repurchases. The Same-Property (31 Hotel) RevPAR change shown includes all hotels owned as of November 6, 2024.

	Current Full Year 2024 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ in millions, except stats and per share data)
Net Income	$9	$17	$(9)	$(13)
Same-Property (31 Hotel) RevPAR Change (vs. 2023)	1.25%	2.25%	(0.75)%	(1.75)%
Excluding Grand Hyatt Scottsdale Resort, Same-Property (30 Hotel) RevPAR Change (vs. 2023)	2.75%	3.75%	—%	(1.00)%
Adjusted EBITDAre	$234	$242	$(9)	$(13)
Adjusted FFO	$160	$168	$(9)	$(13)
Adjusted FFO per Diluted Share	$1.54	$1.62	$(0.08)	$(0.12)
Capital Expenditures	$130	$140	$5	$5
Current full year 2024 guidance is inclusive of the following assumptions:

•Disruption due to renovations is expected to negatively impact Adjusted EBITDAre and Adjusted FFO by approximately $20 million - an increase of approximately $3 million from prior guidance

•General and administrative expense of approximately $23 million, excluding non-cash share-based compensation - a decrease of approximately $1 million from prior guidance
•Interest expense of approximately $77 million, excluding non-cash loan related costs - no change from prior guidance
•Income tax benefit of approximately $3 million - no change from prior guidance

•$70 - $75 million of capital expenditures for Grand Hyatt Scottsdale Resort - no change from prior guidance

•104.0 million weighted-average diluted shares/units - a decrease of 0.1 million shares/units from prior guidance

Third Quarter 2024 Earnings Call
The Company will conduct its quarterly conference call on Thursday, November 7, 2024 at 11:00 AM Eastern Time. To participate in the conference call, please dial (833) 470-1428, access code 348028. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts with a focus on the top 25 lodging markets as well as key leisure destinations in the United States. The Company owns 31 hotels and resorts comprising 9,408 rooms across 14 states. Xenia’s hotels are in the luxury and upper upscale segments, and are operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, Hilton, and The Kessler Collection. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "guidance," "predict," "potential," "continue," "likely," "will," "would," "illustrative," references to "outlook" and "guidance" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, or other future events, the outlook related to macroeconomic factors, our beliefs or expectations relating to our future performance, results of operations and financial conditions, and the timing of renovations and capital expenditures projects. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic uncertainty and a contraction in the U.S. or global economy or low levels of economic growth; (ii) macroeconomic and other factors beyond our control that can adversely affect and reduce demand for hotel rooms, food and beverage services, and/or meeting facilities, such as wars, global conflicts and geopolitical unrest, other political conditions or uncertainty, actual or threatened terrorist or cyber-attacks, mass casualty events, government shutdowns and closures, travel-related health concerns, global outbreaks of pandemics (such as the COVID-19 pandemic) or contagious diseases, or fear of such outbreaks, weather and climate-related events, such as hurricanes, tornadoes, floods, wildfires, and droughts, and natural or man-made disasters; (iii) inflation and inflationary pressures which increases labor costs and other costs of providing services to guests and complying with hotel brand standards, as well as costs related to construction and other capital expenditures, property and other taxes, and insurance costs which could result in reduced operating profit margins; (iv) bank failures and concerns over a potential domestic and/or global recession; (v) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly; (vi) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, cyber incidents, information technology failures, downturns in general and local economic conditions, prolonged periods of civil unrest in our markets, and disruption caused by cancellation of or delays in the completion of anticipated demand generators; (vii) the availability and terms of financing and capital and the general volatility of securities markets; (viii) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws; (ix) interest rate increases; (x) ability to successfully negotiate amendments and covenant waivers with its unsecured and secured indebtedness; (xi) the Company's ability to comply with covenants, restrictions, and limitations in any existing or revised loan agreements with our unsecured and secured lenders; (xii) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs; (xiii) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, civil unrest, or cyber incidents; (xiv) risks associated with redevelopment and repositioning projects, including disruption, delays and cost overruns; (xv) levels of spending in business and leisure segments as well as consumer confidence; (xvi) declines in occupancy and average daily rate; (xvii) the seasonal and cyclical nature of the real estate and hospitality businesses; (xviii) changes in distribution arrangements, such as through Internet travel intermediaries; (xix) relationships with labor unions and changes in labor laws, including increases to minimum wages and/or work rule requirements; (xx) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied; (xxi) monthly cash expenditures and the uncertainty around predictions; (xxii) labor shortages; (xxiii) disruptions in supply chains resulting in delays or inability to procure required products; and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Investor Relations section of Xenia's website. While not all the information that the Company posts to the Xenia website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Atish Shah, Executive Vice President and Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8100
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2024 and December 31, 2023
($ amounts in thousands, except per share data)

	September 30, 2024	December 31, 2023
Assets:	(Unaudited)	(Audited)
Investment properties:
Land	$455,907	$460,307
Buildings and other improvements	3,177,915	3,097,711
Total	$3,633,822	$3,558,018
Less: accumulated depreciation	(1,043,949)	(963,052)
Net investment properties	$2,589,873	$2,594,966
Cash and cash equivalents	161,469	164,725
Restricted cash and escrows	63,158	58,350
Accounts and rents receivable, net of allowance for doubtful accounts	31,976	32,432
Intangible assets, net of accumulated amortization	4,863	4,898
Deferred tax assets	5,212	—
Other assets	47,930	46,856
Total assets	$2,904,481	$2,902,227
Liabilities:
Debt, net of loan premiums, discounts and unamortized deferred financing costs	$1,395,522	$1,394,906
Accounts payable and accrued expenses	116,632	102,389
Distributions payable	12,614	10,788
Other liabilities	81,412	76,647
Total liabilities	$1,606,180	$1,584,730
Commitments and Contingencies
Stockholders' equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 101,816,814 and 102,372,589 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	$1,019	$1,024
Additional paid in capital	1,928,063	1,934,775
Accumulated other comprehensive income	665	2,439
Accumulated distributions in excess of net earnings	(667,025)	(647,246)
Total Company stockholders' equity	$1,262,722	$1,290,992
Non-controlling interests	35,579	26,505
Total equity	$1,298,301	$1,317,497
Total liabilities and equity	$2,904,481	$2,902,227

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Three and Nine Months Ended September 30, 2024 and 2023
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Rooms revenues	$139,577	$138,668	$453,487	$450,255
Food and beverage revenues	74,790	71,815	256,643	259,972
Other revenues	22,439	21,541	67,068	61,836
Total revenues	$236,806	$232,024	$777,198	$772,063
Expenses:
Rooms expenses	37,535	35,510	114,756	108,866
Food and beverage expenses	56,473	53,769	177,587	174,445
Other direct expenses	5,980	5,835	18,824	17,547
Other indirect expenses	68,332	65,142	205,714	197,896
Management and franchise fees	7,362	7,403	27,646	26,818
Total hotel operating expenses	$175,682	$167,659	$544,527	$525,572
Depreciation and amortization	31,839	33,094	95,626	100,325
Real estate taxes, personal property taxes and insurance	13,112	12,918	39,945	38,196
Ground lease expense	788	751	2,411	2,245
General and administrative expenses	7,817	9,625	28,416	28,380
Gain on business interruption insurance	—	(218)	(745)	(218)
Other operating expenses (credits)	(103)	206	1,104	816
Impairment and other losses	121	—	471	—
Total expenses	$229,256	$224,035	$711,755	$695,316
Operating income	$7,550	$7,989	$65,443	$76,747
Gain on sale of investment properties	1,628	—	1,628	—
Other income	2,924	2,031	7,296	6,212
Interest expense	(20,144)	(20,524)	(60,747)	(64,308)
Loss on extinguishment of debt	—	(20)	—	(1,189)
Net income (loss) before income taxes	$(8,042)	$(10,524)	$13,620	$17,462
Income tax benefit (expense)	609	1,639	4,027	(5,382)
Net income (loss)	$(7,433)	$(8,885)	$17,647	$12,080
Net (income) loss attributable to non-controlling interests	342	356	(866)	(537)
Net income (loss) attributable to common stockholders	$(7,091)	$(8,529)	$16,781	$11,543

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) - Continued
For the Three and Nine Months Ended September 30, 2024 and 2023
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Basic and diluted income (loss) per share:
Net income (loss) per share available to common stockholders - basic and diluted	$(0.07)	$(0.08)	$0.16	$0.10
Weighted-average number of common shares (basic)	101,884,090	107,006,690	101,935,744	109,345,761
Weighted-average number of common shares (diluted)	101,884,090	107,006,690	102,342,037	109,568,449

Comprehensive income (loss):
Net income (loss)	$(7,433)	$(8,885)	$17,647	$12,080
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate derivative instruments	(1,406)	1,676	1,547	7,582
Reclassification adjustment for amounts recognized in net income (loss) (interest expense)	(1,118)	(1,083)	(3,378)	(1,543)
	$(9,957)	$(8,292)	$15,816	$18,119
Comprehensive (income) loss attributable to non-controlling interests	463	325	(809)	(797)
Comprehensive income (loss) attributable to the Company	$(9,494)	$(7,967)	$15,007	$17,322

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of its operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to investors in evaluating and facilitating comparisons of its operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and, along with FFO and Adjusted FFO, is used by management in the annual budget process for compensation programs.
The Company calculates EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains or losses on change of control, plus impairments of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
The Company further adjusts EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than its Operating Partnership Units because its Operating Partnership Units may be redeemed for common stock. The Company also adjusts EBITDAre for certain additional items such as depreciation and amortization related to corporate assets, terminated transaction and pre-opening expenses, amortization of share-based compensation, non-cash ground rent and straight-line rent expense, the cumulative effect of changes in accounting principles, and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes it is meaningful for investors to understand Adjusted EBITDAre attributable to all common stock and unit holders. The Company believes Adjusted EBITDAre attributable to common stock and unit holders provides investors with another useful financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. The Company then adjusts the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides investors a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotel(s) during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. The Company further adjusts the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to significant renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of the hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income or loss excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) terminated transaction and pre-opening expenses, and (6) certain state and local excise taxes resulting from ownership structure. The Company believes that Same-Property Hotel EBITDA provides investors a useful financial measure to evaluate hotel operating performance excluding the impact of capital structure (primarily interest expense), asset base (primarily depreciation and amortization), income taxes, and corporate-level expenses (corporate expenses and terminated transaction costs). The Company believes property-level results provide investors with supplemental information on the ongoing operational performance of its hotels and the effectiveness of third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.

As a result of these adjustments the Same-Property hotel data presented does not represent the Company's total revenues, expenses, operating profit or net income and should not be used to evaluate performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of operating performance. Our consolidated statements of operations and comprehensive income include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the 2018 Restatement White Paper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains or losses from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and consolidated variable interest entities, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains or losses from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership Units because its Operating Partnership Units may be redeemed for common stock. The Company believes it is meaningful for investors to understand FFO attributable to common stock and unit holders.
The Company further adjusts FFO for certain additional items that are not in Nareit’s definition of FFO such as terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, and other items we believe do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.
Adjusted FFO per diluted share
The diluted weighted-average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted-average common share count used to derive net income or loss per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership Units. Any anti-dilutive securities are excluded from the diluted earnings per share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Loss to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three Months Ended September 30, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Three Months Ended September 30,
	2024	2023
Net loss	$(7,433)	$(8,885)
Adjustments:
Interest expense	20,144	20,524
Income tax benefit (expense)	(609)	(1,639)
Depreciation and amortization	31,839	33,094
EBITDA	$43,941	$43,094
Gain on sale of investment properties	(1,628)	—
EBITDAre	$42,313	$43,094

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	$(86)	$(94)
Gain on insurance recoveries(1)	(900)	—
Loss on extinguishment of debt	—	20
Amortization of share-based compensation expense	2,543	3,302
Non-cash ground rent and straight-line rent expense	(117)	8
Other non-recurring expenses(2)	538	—
Adjusted EBITDAre attributable to common stock and unit holders	$44,291	$46,330
Corporate-level costs and expenses	3,774	4,875
Pro forma hotel adjustments, net(3)	47	136
Same-Property Hotel EBITDA attributable to common stock and unit holders(4)	$48,112	$51,341
1.During the three months ended September 30, 2024, the Company recorded $0.9 million of insurance proceeds in excess of recognized losses related to casualty losses at certain properties. This amount is included in other income on the condensed consolidated statement of operations and comprehensive loss for the period then ended.
2.During the three months ended September 30, 2024, the Company recognized $0.4 million of pre-opening expenses and $0.1 million of repair and clean up costs related to damage sustained at one property.
3.Includes adjustments for revenues and expenses from hotels that were acquired or sold during the periods presented.
4.See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three months ended September 30, 2024 and 2023 on page 20.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Nine Months Ended September 30, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Nine Months Ended September 30,
	2024	2023
Net income	$17,647	$12,080
Adjustments:
Interest expense	60,747	64,308
Income tax benefit (expense)	(4,027)	5,382
Depreciation and amortization	95,626	100,325
EBITDA	$169,993	$182,095
Gain on sale of investment properties	(1,628)	—
EBITDAre	$168,365	$182,095

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	$(249)	$(270)
Gain on insurance recoveries(1)	(2,347)	(535)
Loss on extinguishment of debt	—	1,189
Amortization of share-based compensation expense	11,115	9,861
Non-cash ground rent and straight-line rent expense	(384)	(42)
Other non-recurring expenses(2)	1,459	—
Adjusted EBITDAre attributable to common stock and unit holders	$177,959	$192,298
Corporate-level costs and expenses	15,552	15,696
Pro forma hotel level adjustments, net(3)	(1,028)	(1,130)
Same-Property Hotel EBITDA attributable to common stock and unit holders(4)	$192,483	$206,864
1.During the nine months ended September 30, 2024, the Company recorded $2.3 million of insurance proceeds in excess of recognized losses related to casualty losses at certain properties. During the nine months ended September 30, 2023, the Company recorded $0.5 million of insurance proceeds in excess of recognized losses related to a casualty loss sustained at one property. These amounts are included in other income on the condensed consolidated statements of operations and comprehensive income for the periods then ended.
2.During the nine months ended September 30, 2024, the Company recognized $1.0 million of pre-opening expenses and $0.5 million of repair and cleanup costs related to damage sustained at one property.
3.Includes adjustments for revenues and expenses from hotels that were acquired or sold during the periods presented.
4.See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the nine months ended September 30, 2024 and 2023 on page 20.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Loss to FFO and Adjusted FFO
For the Three Months Ended September 30, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Three Months Ended September 30,
	2024	2023
Net loss	$(7,433)	$(8,885)
Adjustments:
Depreciation and amortization related to investment properties	31,753	33,000
Gain on sale of investment properties	(1,628)	—
FFO attributable to common stock and unit holders	$22,692	$24,115

Reconciliation to Adjusted FFO
Gain on insurance recoveries(1)	(900)	—
Loss on extinguishment of debt	—	20
Loan related costs, net of adjustment related to non-controlling interests(2)	1,358	1,263
Amortization of share-based compensation expense	2,543	3,302
Non-cash ground rent and straight-line rent expense	(117)	8
Other non-recurring expenses(3)	538	—
Adjusted FFO attributable to common stock and unit holders	$26,114	$28,708
Weighted-average shares outstanding - Diluted(4)	103,619	108,867
Adjusted FFO per diluted share	$0.25	$0.26
1.During the three months ended September 30, 2024, the Company recorded $0.9 million of insurance proceeds in excess of recognized losses related to casualty losses at certain properties. This amount is included in other income on the condensed consolidated statement of operations and comprehensive loss for the period then ended.
2.Loan related costs include amortization of debt premiums, discounts and deferred loan origination costs.
3.During the three months ended September 30, 2024, the Company recognized $0.4 million of pre-opening expenses and $0.1 million of repair and clean up costs related to damage sustained at one property.
4.Diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership Units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Nine Months Ended September 30, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Nine Months Ended September 30,
	2024	2023
Net income	$17,647	$12,080
Adjustments:
Depreciation and amortization related to investment properties	95,377	100,055
Gain on sale of investment properties	(1,628)	—
FFO attributable to common stock and unit holders	$111,396	$112,135

Reconciliation to Adjusted FFO
Gain on insurance recoveries(1)	(2,347)	(535)
Loss on extinguishment of debt	—	1,189
Loan related costs, net of adjustment related to non-controlling interests(2)	4,073	3,558
Amortization of share-based compensation expense	11,115	9,861
Non-cash ground rent and straight-line rent expense	(384)	(42)
Other non-recurring expenses(3)	1,459	—
Adjusted FFO attributable to common stock and unit holders	$125,312	$126,166
Weighted-average shares outstanding - Diluted(4)	104,039	111,380
Adjusted FFO per diluted share	$1.20	$1.13
1.During the nine months ended September 30, 2024, the Company recorded $2.3 million of insurance proceeds in excess of recognized losses related to casualty losses at certain properties. During the nine months ended September 30, 2023, the Company recorded $0.5 million of insurance proceeds in excess of recognized losses related to a casualty loss sustained at one property. These amounts are included in other income on the condensed consolidated statements of operations and comprehensive income for the periods then ended.
2.Loan related costs include amortization of debt premiums, discounts and deferred loan origination costs.
3.During the nine months ended September 30, 2024, the Company recognized $1.0 million of pre-opening expenses and $0.5 million of repair and cleanup costs related to damage sustained at one property.
4.Diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership Units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Current Full Year 2024 Guidance
($ amounts in millions)

Guidance Midpoint
Full Year

Net income	$13
Adjustments:
Interest expense(1)	82
Income tax benefit	(3)
Depreciation and amortization	132
EBITDA and EBITDAre	$224
Amortization of share-based compensation expense	13
Other	1
Adjusted EBITDAre	$238

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2024 Guidance
($ amounts in millions)

Guidance Midpoint
Full Year

Net income	$13
Adjustments:
Depreciation and amortization related to investment properties	132
FFO	$145
Amortization of share-based compensation expense	13
Other(1)	6
Adjusted FFO	$164
1.Includes non-cash loan amortization costs.

Xenia Hotels & Resorts, Inc.
Debt Summary as of September 30, 2024
(Unaudited)
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date	Outstanding as of September 30, 2024

Mortgage Loans
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026	$53,615
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	106,516
Andaz Napa	Fixed(2)	5.72%		January 2028	55,000
Total Mortgage Loans		4.88%	(3)		$215,131
Corporate Credit Facilities(4)
Corporate Credit Facility Term Loan	Fixed(5)	5.65%		March 2026	$125,000
Corporate Credit Facility Term Loan	Fixed(5)	5.65%		March 2026	100,000
Revolving Line of Credit	Variable(6)	6.74%		January 2027	—
Total Corporate Credit Facilities					$225,000
2020 Senior Notes	Fixed	6.38%		August 2025	464,747
2021 Senior Notes	Fixed	4.88%		June 2029	500,000
Loan premiums, discounts and unamortized deferred financing costs, net(7)					(9,356)
Total Debt, net of loan premiums, discounts and unamortized deferred financing costs		5.50%	(3)		$1,395,522
1.Represents annual interest rates.
2.A variable interest loan for which SOFR has been fixed through January 1, 2027, after which the rate reverts to variable.
3.Weighted-average interest rate.
4.In November, the Company successfully amended its corporate credit facility. The amended facility consists of a $500 million revolving line of credit which remains undrawn, a new $225 million term loan, and a $100 million delayed draw term loan available to be drawn at the Company's election within 90 days of closing. Pricing on the amended facility remains the same and both the line of credit and the term loans mature in November 2028.
5.A variable interest loan for which the credit spread may vary, as it is determined by the Company's leverage ratio. SOFR has been fixed through mid-February 2025, after which the rate reverts to variable.
6.The Revolving Line of Credit had undrawn capacity of $450 million. The spread to SOFR may vary, as it is determined by the Company's leverage ratio.
7.Includes loan premiums, discounts and deferred financing costs, net of accumulated amortization.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Nine Months Ended September 30, 2024 and 2023
($ amounts in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023		Change	2024	2023		Change
Same-Property Occupancy(1)	67.0%	63.8%	320	bps	68.5%	66.2%	230	bps
Same-Property Average Daily Rate(1)	$240.72	$248.87		(3.3)%	$255.15	$262.55		(2.8)%
Same-Property RevPAR(1)	$161.20	$158.82		1.5%	$174.66	$173.73		0.5%
Same-Property Revenues(1):
Rooms revenues	$139,523	$137,410		1.5%	$450,233	$445,960		1.0%
Food and beverage revenues	74,776	71,355		4.8%	255,506	258,394		(1.1)%
Other revenues	22,415	21,252		5.5%	66,233	60,740		9.0%
Total Same-Property revenues	$236,714	$230,017		2.9%	$771,972	$765,094		0.9%
Same-Property Expenses(1):
Rooms expenses	$37,486	$35,131		6.7%	$113,775	$107,625		5.7%
Food and beverage expenses	56,445	53,247		6.0%	176,552	172,852		2.1%
Other direct expenses	5,955	5,675		4.9%	18,395	17,068		7.8%
Other indirect expenses	67,462	63,874		5.6%	201,746	193,998		4.0%
Management and franchise fees	7,358	7,346		0.2%	27,498	26,621		3.3%
Real estate taxes, personal property taxes and insurance	13,094	12,856		1.9%	39,817	37,999		4.8%
Ground lease expense	802	765		4.8%	2,451	2,285		7.3%
Gain on business interruption insurance	$—	$(218)		(100.0)%	$(745)	$(218)		241.7%
Total Same-Property hotel operating expenses	$188,602	$178,676		5.6%	$579,489	$558,230		3.8%
Same-Property Hotel EBITDA(1)	$48,112	$51,341		(6.3)%	$192,483	$206,864		(7.0)%
Same-Property Hotel EBITDA Margin(1)	20.3%	22.3%	(200)	bps	24.9%	27.0%	(210)	bps
1.“Same-Property” includes all properties owned as of September 30, 2024 and includes renovation disruption for multiple capital projects during the periods presented. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the three and nine months ended September 30, 2024 and 2023.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Total Revenues - GAAP	$236,806	$232,024	$777,198	$772,063
Pro forma hotel level adjustments(a)	(92)	(2,007)	(5,226)	(6,969)
Total Same-Property Revenues	$236,714	$230,017	$771,972	$765,094

Total Hotel Operating Expenses - GAAP	$175,682	$167,659	$544,527	$525,572
Real estate taxes, personal property taxes and insurance	13,112	12,918	39,945	38,196
Ground lease expense, net(b)	802	765	2,451	2,284
Other income	(507)	(148)	(1,193)	(223)
Gain on business interruption insurance	—	(218)	(745)	(218)
Corporate-level costs and expenses	(354)	(370)	(1,319)	(1,350)
Pro forma hotel level adjustments, net(a)	(133)	(1,930)	(4,177)	(6,031)
Total Same-Property Hotel Operating Expenses	$188,602	$178,676	$579,489	$558,230
a.Includes adjustments for revenues and expenses from hotels that were acquired or sold during the periods presented.
b.Excludes non-cash ground rent expense.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

2024	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Occupancy	67.5%	70.9%	67.0%
ADR	$263.03	$261.44	$240.72
RevPAR	$177.50	$185.44	$161.20

Hotel Revenues	$265,426	$269,831	$236,714
Hotel EBITDA	$71,709	$72,662	$48,112
Hotel EBITDA Margin	27.0%	26.9%	20.3%

2023	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Occupancy	66.2%	68.5%	63.8%	61.9%	65.1%
ADR	$272.30	$266.13	$248.87	$255.01	$260.74
RevPAR	$180.24	$182.36	$158.82	$157.92	$169.74

Hotel Revenues	$266,903	$268,174	$230,017	$251,039	$1,016,133
Hotel EBITDA	$76,949	$78,574	$51,341	$63,340	$270,205
Hotel EBITDA Margin	28.8%	29.3%	22.3%	25.2%	26.6%

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
Excluding Grand Hyatt Scottsdale Resort
($ amounts in thousands, except ADR and RevPAR)

2024	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Occupancy	69.0%	73.3%	69.9%
ADR	$259.00	$260.77	$241.13
RevPAR	$178.76	$191.08	$168.48

Hotel Revenues	$252,729	$262,230	$234,373
Hotel EBITDA	$68,197	$73,348	$52,164
Hotel EBITDA Margin	27.0%	28.0%	22.3%

2023	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Occupancy	65.9%	69.4%	66.9%	64.0%	66.6%
ADR	$261.39	$262.37	$248.86	$254.35	$256.76
RevPAR	$172.32	$181.97	$166.60	$162.81	$170.89

Hotel Revenues	$239,974	$250,835	$227,882	$244,088	$962,779
Hotel EBITDA	$63,899	$72,428	$54,009	$63,007	$253,343
Hotel EBITDA Margin	26.6%	28.9%	23.7%	25.8%	26.3%

1."Same-Property” includes all hotels owned as of September 30, 2024 and also includes disruption from multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market, Ranked by Hotel EBITDA

Market(2)	% of 2023 Hotel EBITDA(3)	Number of Hotels	Number of Rooms (4)(5)
Orlando, FL	15%	2	1,027
Houston, TX	14%	3	1,223
Phoenix, AZ	10%	2	610
Dallas, TX	8%	2	961
San Diego, CA	8%	2	486
Atlanta, GA	7%	2	649
Nashville, TN	5%	1	346
San Francisco/San Mateo, CA	4%	1	688
Florida Keys, FL	4%	1	120
Portland, OR	4%	2	685
Washington, DC-MD-VA	3%	1	365
California Wine Country, CA	3%	1	141
Savannah, GA	3%	2	226
San Jose/Santa Cruz, CA	2%	1	505
Denver, CO	2%	1	205
Birmingham, AL	2%	1	99
Pittsburgh, PA	1%	1	185
Louisiana South, LA	1%	1	285
Philadelphia, PA	1%	1	230
Charleston, SC	1%	1	50
California Central Coast, CA	1%	1	97
Salt Lake City/Ogden, UT	1%	1	225
Same-Property Portfolio(1)	100%	31	9,408
1."Same-Property” includes all hotels owned as of September 30, 2024 and also includes renovation disruption for multiple capital projects during the period presented.
2.As defined by STR, Inc.
3.Hotel EBITDA, Same-Property Hotel EBITDA, and Hotel EBITDA Margin are non-GAAP financial measures. See definitions earlier in this press release for how we define these non-GAAP financial measures.
4.As of September 30, 2024.
5.One room was added at Grand Bohemian Hotel Orlando, Autograph Collection in March 2024.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market (2023)
For the Three Months Ended September 30, 2024 and 2023

	Three Months Ended			Three Months Ended
	September 30, 2024			September 30, 2023			% Change
Market(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Orlando, FL	69.3%	$186.74	$129.42	65.1%	$191.34	$124.66	3.8%
Houston, TX	66.9%	211.80	141.75	55.9%	214.40	119.77	18.4%
Phoenix, AZ	21.7%	231.62	50.33	15.6%	291.18	45.31	11.1%
Dallas, TX	63.9%	179.50	114.62	63.7%	182.17	116.10	(1.3)%
San Diego, CA	69.5%	398.90	277.06	70.7%	418.47	295.77	(6.3)%
Atlanta, GA	71.2%	238.11	169.53	66.4%	245.50	163.03	4.0%
Nashville, TN	69.6%	352.24	245.24	69.8%	375.66	262.39	(6.5)%
San Francisco/San Mateo, CA	85.5%	209.60	179.29	82.9%	209.44	173.67	3.2%
Florida Keys, FL	84.7%	339.52	287.45	85.4%	377.26	322.01	(10.7)%
Portland, OR	71.2%	188.95	134.63	71.8%	197.77	142.03	(5.2)%
Washington, DC-MD-VA	71.2%	254.35	181.17	70.1%	245.65	172.22	5.2%
California Wine Country, CA	69.2%	415.57	287.72	72.4%	444.51	321.80	(10.6)%
Savannah, GA	71.2%	211.82	150.78	76.1%	225.47	171.49	(12.1)%
San Jose/Santa Cruz, CA	60.3%	230.93	139.33	57.1%	237.92	135.83	2.6%
Denver, CO	79.6%	392.98	312.88	75.2%	387.40	291.15	7.5%
Birmingham, AL	77.6%	335.82	260.64	78.0%	330.79	258.04	1.0%
Pittsburgh, PA	77.5%	296.90	230.09	78.1%	291.05	227.18	1.3%
Louisiana South, LA	45.6%	165.99	75.73	59.8%	165.36	98.92	(23.4)%
Philadelphia, PA	78.6%	204.50	160.71	73.0%	217.35	158.77	1.2%
Charleston, SC	77.4%	358.58	277.66	82.1%	360.27	295.89	(6.2)%
California Central Coast, CA	86.9%	506.91	440.56	83.8%	479.09	401.25	9.8%
Salt Lake City/Ogden, UT	73.1%	188.64	137.92	48.2%	215.04	103.75	32.9%
Same-Property(1) Portfolio	67.0%	$240.72	$161.20	63.8%	$248.87	$158.82	1.5%
1."Same-Property” includes all hotels owned as of September 30, 2024 and also includes renovation disruption for multiple capital projects during the periods presented.
2.As defined by STR, Inc.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market (2023)
For the Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended			Nine Months Ended
	September 30, 2024			September 30, 2023			% Change
Market(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Orlando, FL	77.7%	$228.45	$177.57	74.0%	$230.02	$170.18	4.3%
Houston, TX	68.4%	226.33	154.76	61.6%	227.03	139.80	10.7%
Phoenix, AZ	35.1%	373.47	131.26	47.2%	432.29	203.84	(35.6)%
Dallas, TX	69.8%	196.99	137.49	66.6%	192.65	128.23	7.2%
San Diego, CA	66.3%	361.23	239.57	62.6%	385.18	240.94	(0.6)%
Atlanta, GA	70.3%	240.40	169.08	68.7%	236.30	162.41	4.1%
Nashville, TN	66.6%	363.49	242.03	66.1%	381.82	252.49	(4.1)%
San Francisco/San Mateo, CA	80.7%	211.35	170.61	80.6%	205.13	165.29	3.2%
Florida Keys, FL	85.5%	514.00	439.65	85.0%	541.22	459.87	(4.4)%
Portland, OR	68.8%	193.07	132.79	66.2%	198.25	131.21	1.2%
Washington, DC-MD-VA	69.4%	275.96	191.48	67.0%	264.28	177.16	8.1%
California Wine Country, CA	69.8%	386.81	269.99	67.6%	428.77	289.84	(6.8)%
Savannah, GA	79.1%	248.13	196.27	80.0%	265.51	212.32	(7.6)%
San Jose/Santa Cruz, CA	59.7%	243.54	145.41	54.2%	239.98	130.06	11.8%
Denver, CO	70.8%	369.92	261.83	69.9%	363.14	253.75	3.2%
Birmingham, AL	76.2%	349.35	266.25	78.5%	334.77	262.94	1.3%
Pittsburgh, PA	70.0%	271.01	189.58	69.0%	270.14	186.43	1.7%
Louisiana South, LA	55.8%	198.78	110.93	60.6%	205.91	124.81	(11.1)%
Philadelphia, PA	71.9%	206.96	148.84	71.1%	221.16	157.17	(5.3)%
Charleston, SC	82.4%	397.44	327.32	81.4%	406.39	330.97	(1.1)%
California Central Coast, CA	74.8%	458.14	342.67	62.8%	449.00	281.77	21.6%
Salt Lake City/Ogden, UT	72.1%	198.00	142.66	51.3%	217.41	111.61	27.8%
Same-Property(1) Portfolio	68.5%	$255.15	$174.66	66.2%	$262.55	$173.73	0.5%
1."Same-Property” includes all hotels owned as of September 30, 2024 and also includes renovation disruption for multiple capital projects during the periods presented.
2.As defined by STR, Inc.